CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to Giggles N Hugs, Inc. 2016 Equity Incentive Plan of our report dated April 12, 2016, relating to the consolidated balance sheets of Giggles N Hugs, Inc. as of December 27, 2015 and December 28, 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, which appear in Giggles N Hugs, Inc.’s Annual Report on Form 10-K for the years ended December 27, 2015 and December 28, 2014, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company. P.A.

Los Angeles, California
August 1, 2016